Execution Version	Exhibit 10.3

LICENSE-BACK AGREEMENT

This License-Back Agreement and its Exhibits (this “Agreement”), is entered into on March 3, 2017 (the “Effective Date”) between Cardinal Health 414, LLC, a Delaware limited liability company (the “Buyer”), and Navidea Biopharmaceuticals, Inc., a Delaware corporation (the “Seller”). Buyer and Seller are each individually referred to herein as a “Party” and are collectively referred to herein as the “Parties”.

INTRODUCTION

The Parties have entered into an Asset Purchase Agreement, dated November 23, 2016 (the “APA”), under which, among other things, the Parties agreed that at Closing, Buyer and Seller would execute and deliver to each other a License-Back Agreement.

The Parties agree that this Agreement is the License-Back Agreement as contemplated under the APA.

The Parties also intend for this Agreement to set forth certain rights and obligations with respect to the Licensed IP, including rights and obligations with respect to the prosecution, maintenance, enforcement and defense of the Licensed IP.

All capitalized terms not defined in this Agreement have the meanings given to them in the APA.

In consideration of the representations, warranties, covenants and agreements contained in this Agreement and the APA and other good and valuable consideration, the receipt of which is hereby acknowledged, the Parties, intending to be legally bound, agree as follows:

1.	License Grant

1.1	License Grant. Buyer hereby grants to Seller a perpetual (except as provided in Sections 5.2 and 5.3), transferable and royalty-free license to use the Intellectual Property Rights included in the Acquired Assets and owned by Buyer as of the Effective Date (the “Licensed IP”) only to the extent reasonably necessary for Seller to do any of the following which would otherwise infringe the Licensed IP but for the grant of this license (together, the “Field”):

(a)	on an exclusive basis (subject to Section 1.9), develop, manufacture, market, sell and distribute new pharmaceutical and other products that are not Competing Products (collectively, “New Products”); and

(b)	on a non-exclusive basis, develop, manufacture, market, sell and distribute the Business Product anywhere in the world except in the Territory (the “Licensed Territory”) (such Business Product manufactured, marketed, sold or distributed in the Licensed Territory, the “Ex-America Product”).

As used in this Agreement, a “Competing Product” is any pharmaceutical or other product that: (i) accumulates in lymphatic tissue or tumor-draining lymph nodes for the purpose of (A) lymphatic mapping or (B) identifying the existence, location or staging of cancer in a body; (ii) provides for or facilitates any test or procedure that is reasonably substitutable for any test or procedure provided for or facilitated by the Business Product; or (iii) is marketed for unapproved uses that allow such product to compete with the Business Product.

1.2	Buyer’s Restricted Use. During the term of this Agreement, subject to Section 1.9, Buyer agrees not to use the Intellectual Property Rights included in the Acquired Assets to develop, manufacture, market, sell or distribute any product other than the Business Product or any other product that (a) accumulates in lymphatic tissue or tumor-draining lymph nodes for the purpose of (i) lymphatic mapping or (ii) identifying the existence, location or staging of cancer in a body, or (b) provides for or facilitates any test or procedure that is reasonably substitutable for any test or procedure provided for or facilitated by the Business Product.

1.3	Sublicenses.

(a)	The license granted under Section 1.1 (the “License Grant”) may be sublicensed to any third party with prior written notice to Buyer, provided that Seller shall ensure that any sublicense of the License Grant that it (or its sublicensee) enters into (a “Sublicense”):

(i)	contains terms no less protective of Buyer’s rights than those set forth in this Agreement;

(ii)	if the sublicensee is a sublicensee of the Licensed IP with respect to the New Products, expressly prohibits the sublicensee from manufacturing, marketing, selling or distributing any Competing Products and expressly provides Seller with a right to terminate the Sublicense in the event the sublicensee fails to comply with such prohibition; and

(iii)	is not in conflict with this Agreement.

(b)	Seller shall and shall ensure that its sublicensees provide Buyer with a complete electronic or paper copy of each Sublicense within thirty (30) days after execution of the Sublicense.

(c)	Seller shall be fully responsible and liable to Buyer for any breach of the terms of this Agreement or any sublicense by its sublicensees (or its sublicensees’ sublicensees).

(d)	In the event any sublicensee manufactures, markets, sells or distributes any Competing Products, in addition to exercising any termination rights it may have under the relevant sublicense, Seller shall immediately: (i) notify Buyer in writing, including providing Buyer with all information regarding the Competing Products sold or distributed by the sublicensee as requested by Buyer; and (ii) pay to Buyer an amount equal to two times (2x) Buyer’s then-current list price of the Business Product in the Territory (as of the date of Seller’s notice under clause (i)) for each Competing Product that the sublicensee has sold or distributed. Seller acknowledges that in the event a Seller sublicensee sells or distributes any Competing Product, the damages which Buyer will sustain may be difficult to ascertain and such amount in clause (ii) is reasonable, does not constitute a penalty, and Seller shall not contest the reasonableness of such amount in any Action commenced by either Party with respect to this Agreement.

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1.4	Seller Marks. Exhibit A to this Agreement sets forth the Contracts (the “Existing Licenses”) under which Seller has committed, as of the date of the APA, to license the trademarks identified in the exhibit (the “Licensed Marks”) to the distributors identified in the exhibit (the “Licensed Distributors”) for the purpose of using such Licensed Marks in connection with marketing, selling and distributing the Ex-America Products in one or more jurisdictions of the Licensed Territory. Subject to the terms and conditions of this Agreement, Buyer hereby grants to Seller a non-transferable and royalty-free nonexclusive right to allow the Licensed Distributors to use the Licensed Marks only for the purpose of marketing, selling and distributing the Ex-America Products in one or more jurisdictions of the Licensed Territory, subject to the terms and conditions of the Existing Licenses and this Section 1.4). Except as expressly set forth in the foregoing license grant (“Trademark License”), nothing in this Agreement grants or confers to Seller (or its distributors) any right, title or interest in or to the Seller Marks or any goodwill associated with the Seller Marks (notwithstanding that they form part of the Acquired Assets) and Seller and its distributors have no right to use the Seller Marks in any other manner, for any other purpose or in any other territory. In addition, nothing in this Agreement shall be construed as limiting, preventing, or restricting, in any manner, Buyer’s right to use, to license any third party to use, or to register the Seller Marks in any manner whatsoever anywhere in the world. Except pursuant to the Existing Licenses, Seller shall not at any time make any commitments or grant any rights with respect to the Seller Marks without the prior written consent of Buyer. Without limiting the foregoing:

(a)	Seller shall ensure that the Licensed Marks are not used by any Licensed Distributors in a manner that would disparage, tarnish, or dilute the distinctive quality of the Licensed Marks or the reputation or goodwill represented by the Licensed Marks or which would reflect adversely on the Seller Marks, Buyer or its Affiliates, the Ex-America Products or any other products or services of Buyer or its Affiliates;

(b)	Seller shall, to the extent permitted by the applicable Existing License (or, if not permitted by the applicable Existing License, Seller shall use its commercially reasonable efforts to), cause the Licensed Distributor, upon reasonable advance notice, to allow Seller and its designees (including Buyer and its Affiliates) to access and inspect any and all of the Licensed Distributor’s facilities and to inspect, copy and audit the Licensed Distributor’s books and records, in each case, to the extent related to the Licensed Distributor’s use of any of the Licensed Marks and to confirm that the Licensed Marks are not used or planned to be used by the Licensed Distributor in any manner that would or could reasonably be expected to result in a violation of Section 1.4(a);

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(c)	without limiting any rights or remedies available to Buyer, in the event Seller or its distributors use any Seller Marks outside the scope or in contravention of the Trademark License or this Section 1.4, Seller shall turn over to Buyer all revenues derived from such unauthorized use and promptly withdraw the relevant product and materials from the market in consultation with Buyer;

(d)	Seller shall not modify the Licensed Marks in any form or manner unless approved in advance in writing by Buyer;

(e)	Seller shall pass through to Buyer any royalties paid by a Licensed Distributor to Seller to the extent expressly attributable to a license of the Licensed Marks and not attributable to any other rights licensed by Seller to the Licensed Distributor; and

(f)	to the extent Seller or its distributors market, distribute or sell any New Products or Ex-America Products not covered by the Trademark License under this Agreement, such New Products and Ex-America Products shall be:

(i)	marketed, distributed and sold under a different trademark, service mark, service names, brand, trade dress and logos than any Seller Marks, including “Lymphoseek®”; and

(ii)	otherwise differentiated from the Seller Marks, including “Lymphoseek®” and the Business Product, to ensure that end customers in the Licensed Territory and other third parties could not reasonably confuse or substitute such New Products or Ex-America Products for the Business Product or Seller Marks.

Without limiting any other remedies or rights that may be available to Buyer (including under Section 7.4), Buyer may immediately terminate the Trademark License upon written notice to Seller if Seller breaches this Section 1.4 and fails to remedy such breach within 30 days after receiving notice of the breach by Buyer; provided that (A) if the breach is attributable solely to a particular Licensed Distributor, then such termination shall apply only with respect to such Licensed Distributor and the Trademark License will remain in full force and effect with respect to Seller and each other Licensed Distributor, and (B) if the breach is attributable solely to Seller, then such termination shall apply only with respect to Seller and the Trademark License (as a pass through to each Licensed Distributor) will remain in full force and effect with respect to each Licensed Distributor as long as such Licensed Distributor grants Buyer the right as an express third party beneficiary to enforce Seller’s rights under the applicable Existing License.

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1.5	Patent Marking. Seller shall mark any and all New Products and Ex-America Products in accordance with the applicable patent marking laws. Seller shall be responsible for all monetary and legal liabilities arising from or caused by failure to abide by applicable patent marking laws and any type of incorrect or improper patent marking for any New Products or Ex-America Products.

1.6	Government Rights. Seller acknowledges and agrees that the License Grant shall be subject to any rights or duties to the applicable Governmental Authorities or any academic institutions if the Intellectual Property Rights were created or invented in the course of government-funded or academic institution-funded research or using government or academic institution resources or personnel prior to the Effective Date, and Seller agrees that it would be subject to such rights and duties.

1.7	Permission to Reference Data. Seller shall not have the right to use, reference, modify, amend or supplement any of the Product Registrations (and Buyer shall not be obligated to permit any such use, reference, modification, amendment or supplement), except that Seller shall have the right to reference data in IND 061757 and NDA 202207 only to the extent reasonably necessary for Seller to develop, manufacture, market, sell or distribute New Products under one or more new product registrations.

1.8	Costs and Expenses.

(a)	Seller shall be responsible for all costs and expenses incurred by or on behalf of Buyer in connection with Seller’s exercise of its rights under this Agreement, including any costs and expenses incurred by or on behalf of Buyer if Seller submits any new IND, NDA, clinical trial or other product registration or references Buyer’s data as described in Section 1.7.

(b)	Buyer may invoice Seller any costs and expenses payable under this Agreement and Seller shall pay each invoice within 30 days of the date of each invoice.

1.9	Breach of License Grant. If Seller markets, sells or distributes the Business Product or any Competing Product in the Territory and Seller fails to cure such breach to Buyer’s reasonable satisfaction within 30 days of Buyer’s notice to Seller (or if such cure cannot reasonably be accomplished within such original 30-day period, and Seller notifies Buyer in writing within such 30-day period of Seller’s intention and proposed steps to cure and thereafter diligently pursues the same, then Seller will have such additional period of time (not to exceed 60 days following expiration of the original 30-day period) as is necessary to accomplish such cure), then, without limiting any other remedies or rights that may be available to Buyer (including under Section 7.4), upon notice from Buyer to Seller, (a) the exclusive license granted to Seller under Section 1.1(a) shall be converted to a non-exclusive license, and Buyer’s obligations and Seller’s rights under Sections 1.2, 2.4, 2.5 and 2.6 shall no longer apply and (b) Seller shall use reasonable best efforts to cause Buyer to receive the same or substantially similar rights, on a non-exclusive basis, as Seller currently has under the License Agreement between Seller and the University for Case No. SD1998-088, effective July 14, 2014, which contemplates a field of use for all diagnostic, detection and therapeutic uses in targeting of CD206 receptor positive cells, excluding diagnostic uses covered by license agreement #2002-03-0237.

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2.	Ownership, Prosecution, Defense and Enforcement of Licensed IP

2.1	No Other Rights. Nothing in this Agreement shall be interpreted as conferring by implication, estoppel or otherwise any license or rights under any Intellectual Property Rights or other rights, other than those expressly granted under the License Grant. Seller acknowledges and agrees that Buyer has no obligation to deliver or furnish to Seller any information, materials or items other than those set forth in this Agreement or the APA.

2.2	Ownership. Subject to the License Grant, Buyer shall remain the sole and exclusive owner of any and all right, title and interest in and to the Licensed IP, and all modifications, improvements, enhancements, and derivative works of the Licensed IP created, conceived, discovered, first reduced to practice or invented by or on behalf of Buyer. Seller shall not, and shall not direct or aid any third party to, attack, dispute, or otherwise challenge Buyer’s ownership of or the validity of the Licensed IP. Subject to Buyer’s ownership in and to the Licensed IP, Seller shall remain the sole and exclusive owner of any and all right, title and interest in and to any modifications, improvements, enhancements, and derivative works of the Licensed IP created, conceived, discovered, first reduced to practice or invented by or on behalf of Seller, provided that Seller shall not, at any time during the term of this Agreement or thereafter, file or have filed any patent applications that claim priority to any Licensed IP except with the prior written consent of Buyer (which may be reasonably withheld by Buyer).

2.3	Buyer’s Prosecution, Defense and Enforcement Rights. Without limiting the foregoing but subject to Buyer’s obligations under Section 2.4, Buyer shall retain the sole right and full discretion to determine the protection mechanism of the Licensed IP and to file, record, prosecute, abandon prosecution of, maintain, discontinue maintenance of and/or defend or enforce its right, title and interest in and to any and all Licensed IP. Buyer shall be entitled to any and all recovery or settlement received in connection with any suit or claim initiated or pursued by Buyer.

2.4	Seller’s Prosecution Rights. Seller may from time to time consult with Buyer (or Buyer’s external patent counsel) regarding the filing, prosecution or maintenance of any patents or patent applications that form part of the Licensed IP and comment on all relevant material matters related to prosecution of the Licensed IP that include claims of a scope that in whole or in part are directed to the Field. Buyer shall reasonably consider any such comments provided by Seller, and Buyer will within a reasonable time either:

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(a)	implement such comments received from Seller itself (or direct its external patent counsel to do so), at Seller’s sole cost and expense (including legal fees and filing, prosecution and maintenance fees) and in a manner as reasonably determined by Buyer having regard to how Seller’s comments may affect any claims directed in whole or in part to the Business or the Business Product. Buyer shall keep Seller reasonably informed regarding matters related to the implementation of Seller’s comments under this clause (a) and shall, without limitation: (i) provide (or direct its external patent counsel to provide) Seller with access to copies of all material documentation and correspondence relating to the filing, prosecution and maintenance of the relevant Licensed IP so that Seller may remain informed with respect thereto; and (ii) give Seller, at Seller’s expense, reasonable opportunity to consult with Buyer (or its external patent counsel) regarding such filing, prosecution, maintenance and to comment on all relevant material matters related to prosecution of the Licensed IP with claims of a scope that in whole or in part are directed to the Field. Seller shall, at its sole cost and expense, provide all reasonable assistance to Buyer, as requested by Buyer, to assist Buyer in implementing Seller’s comments under this clause (a); or

(b)	authorize Seller to implement such comments itself, in which case Seller shall be completely responsible for the prosecution of the relevant Licensed IP, and all related costs and expenses (including legal fees and filing, prosecution and maintenance fees). Seller shall keep Buyer reasonably informed regarding matters related to its prosecution activities under this clause (b) and shall, without limitation: (i) provide (or direct its external patent counsel to provide) Buyer with access to copies of all material documentation and correspondence relating to the filing, prosecution and maintenance of the Licensed IP so that Buyer may remain informed with respect thereto; and (ii) give Buyer, at Buyer’s expense, reasonable opportunity to consult with Seller (or its external patent counsel) regarding such filing, prosecution, maintenance and to comment on all relevant material matters related to prosecution of the Licensed IP (particularly, but without limitation, to matters that may affect any claims directed to the Business or the Business Product), provide input on the drafting of any claims and amendments to claims and review draft responses prior to filing with Governmental Authorities, such that Buyer is given a reasonable opportunity to provide meaningful input in advance of any applicable deadlines. Seller shall ensure that all comments by Buyer are reasonably considered by Seller and its prosecuting counsel and shall implement any comments by Buyer that relate to the Business or the Business Product. Buyer shall, at Seller’s sole cost and expense, provide all reasonable assistance to Seller and provide and execute all documents prepared and reasonably requested by Seller, to assist Seller in exercising its rights under this clause (b).

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Buyer’s decision to implement Seller’s comments under clause (a) or authorize Seller to implement such comments itself under clause (b) shall be made in consultation with Seller, having reasonable regard to the subject matter, scope and territory of the Licensed IP, the nature of the proposed prosecution activities, Seller’s interests in protecting its rights with respect to the Field and Buyer’s interests in protecting its rights with respect to the Business Product and Business.

2.5	Abandonment of Licensed IP. In the event Buyer elects, in its sole discretion, not to pursue, maintain or retain a particular patent or patent application that forms part of the Licensed IP, Buyer shall so notify Seller and, subject to the rights of relevant Governmental Authorities and any other contractual obligations to research sponsors, Buyer will authorize Seller to assume the filing, prosecution and/or maintenance of such patent or patent application in Buyer’s name or Seller’s name, at Seller’s option, and at Seller’s sole cost and expense, and such notification will be in reasonable time for Seller to satisfy any agency or judicial requirements. In such event, Buyer shall provide to Seller any authorization necessary to permit Seller to pursue and/or maintain such patent right, on such economic and other terms as the Parties shall mutually agree.

2.6	Defense and Enforcement of Licensed IP. The Parties shall keep each other informed of any alleged infringement by a third party of the Licensed IP in the Field and any legal or administrative action by any third party against the Licensed IP in the Field, including any oppositions, interference, derivation, revocation, reexamination, inter partes review, post-grant review, nullity action, compulsory license proceeding, or declaratory judgment action (“Invalidity Action”). Any defense of an Invalidity Action by Seller shall be governed by this Section 2.6. Seller may defend or enforce any Licensed IP with the prior written consent of Buyer, which shall not be unreasonably withheld or delayed. In the event Buyer provides Seller with written consent to defend or enforce any Licensed IP, Seller shall defend or enforce the Licensed IP at Seller’s sole cost and expense, shall keep Buyer reasonably informed regarding matters related to its activities under this Section 2.6 and, without limitation:

(a)	provide (or direct its external counsel to provide) Buyer with access to copies of all material documentation and correspondence relating to the defense and enforcement so that Buyer may remain informed with respect thereto;

(b)	give Buyer reasonable opportunity to consult with Seller (or its external counsel) regarding such defense and enforcement and to comment on all relevant material matters related to defense and enforcement of the Licensed IP (particularly but without limiting to matters that may affect any claims directed in whole or in part to the Business or the Business Product) and provide input on strategy, filings and selection and use of outside counsel; and

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(c)	ensure that all comments by Buyer are reasonably considered by Seller and its counsel and shall implement any and all comments provided by Buyer that relate to the Business or the Business Product.

Buyer shall, at Seller’s request and sole cost and expense, provide all reasonable assistance to Seller, provide and execute all documents prepared and reasonably requested by Seller and, if required, join Seller as a party plaintiff in the relevant suit, to assist Seller in exercising its rights under this Section 2.6. Buyer may also voluntarily join Seller as a party plaintiff in any related suit with counsel of its choice, and Seller hereby authorizes Buyer to do so. Notwithstanding anything in the foregoing, Seller shall not waive, release, settle or compromise any claim or make any admission as to Buyer or Buyer’s Affiliates, without the prior written approval of Buyer, which shall not be unreasonably withheld or delayed. Any recovery or settlement derived from any suit or claim initiated or pursued by Seller under this Section 2.6 shall first be applied to the Parties’ costs and expenses, including attorney’s fees, in connection therewith, and any balance remaining shall then be divided equally between the Parties.

3.	Supply of New Products and Ex-America Products to Buyer

3.1	Right of First Offer. If at any time during the term of this Agreement, Seller decides to market, launch, sell or distribute any New Product, Seller shall immediately notify Buyer in writing (the “Offer Notice”). Except pursuant to a right of first offer granted pursuant to any of the Contracts listed in Exhibit B (each, a “Superior ROFO”), Seller shall not offer any third party a right to market, sell and/or distribute the New Product until at least sixty (60) days after the Offering Notice is given to Buyer (plus the amount of time in which any Licensed Distributor has to exercise a Superior ROFO). Following Buyer’s receipt of the Offer Notice, at Buyer’s option, which Buyer may exercise in its sole discretion, the Parties shall negotiate in good faith the terms that will apply to Buyer’s marketing, selling and/or distribution of such New Product (the “Distribution Agreement”), subject to Section 3.2 and provided that (i) Buyer may terminate the negotiations at any time, and (ii) Seller may terminate the negotiations in the event a Licensed Distributor exercises the same right under a Superior ROFO. If the Parties, despite their good faith negotiations are unable to agree to a Distribution Agreement during such 60-day period, as extended (or such other period as mutually agreed to by the Parties), or Buyer or Seller terminates the negotiations as provided above, Seller shall have the right to market, launch, sell and distribute the New Product without restriction hereunder.

3.2	Most Favored Customer. Seller acknowledges and agrees that the terms and conditions under which Seller may grant Buyer a right to market, sell or distribute any New Product under a Distribution Agreement, including the amounts payable by Buyer under the Distribution Agreement (the “Distribution Terms”), shall be at least as favorable as the terms granted by Seller to its other distributors, customers or resellers of the New Product in the country in which Buyer intends to market, sell or distribute the New Product (if applicable), under agreements signed before, on or after the effective date of the Distribution Agreement and to whom Seller provides products similar to the New Product. If the terms granted by Seller to another one of its distributors, customers or resellers are, considering the foregoing, more favorable than the terms under the Distribution Terms (such as if the amounts payable by the Seller’s other distributors, customers or resellers are lower than the amounts payable by Buyer), then the Distribution Agreement shall be retrospectively amended to provide Buyer with the benefit of such more favorable terms on and from the first date on which such more favorable terms first became effective for Seller’s other distributors, customers or resellers. Every six (6) months commencing from the effective date of the Distribution Agreement, Seller shall certify in writing to Buyer that it has complied with this Section.

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3.3	No Obligation. Without limiting Buyer’s rights under Section 3.1 or 3.2, nothing in this Agreement shall create an obligation on Buyer to market, launch, buy, sell, supply, resell or distribute any New Products or Ex-America Products.

4.	UCSD Patents

4.1	Definitions. For the purpose of this Section 4 only, any capitalized terms which have not been defined in this Agreement have the meanings given to them in the UCSD License Agreements (defined below).

4.2	Background. Each of the Parties has entered into a license agreement with The Regents of the University of California (the “University”), represented by its San Diego campus (the “UCSD License Agreements”), for the license of the University’s rights in any of the following: (a) the US patent application (serial number 09/569,466, titled “MACROMOLECULAR CARRIER FOR DRUG AND DIAGNOSTIC AGENT DELIVERY”) disclosing and claiming the Invention, filed by Inventor and assigned to the University; (b) continuing applications thereof including divisions, substitutions, and continuations-in-part (but only to the extent the claims thereof are entirely supported in the specification and entitled to the priority date of the parent application), and (c) any patents issuing on said applications including reissues, reexaminations and extensions; and any corresponding foreign applications or patents. Under such UCSD License Agreements, Buyer and Seller have separately agreed to reimburse the University for certain Patent Costs and have been granted certain rights with respect to the infringement and defense of Patent Rights. This Section 4 is intended to set forth each Party’s rights and obligations as between Buyer and Seller, with respect to the matters described in the foregoing sentence. The Parties acknowledge that nothing in this Agreement is intended to affect or limit the rights of the University under the UCSD License Agreements.

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4.3	Maintenance Fees. As between Buyer and Seller:

(a)	Seller shall be responsible for any and all out-of-pocket expenses for the maintenance of all patents filed in the Licensed Territory (as defined in Section 1.1(b) of this Agreement) included in the Patent Rights, and Seller shall ensure that all such expenses are reimbursed to the University in accordance with the terms of its UCSD License Agreement;

(b)	Buyer shall be responsible for any and all out-of-pocket expenses for the maintenance of all patents filed in the Territory (as defined in the APA) included in the Patent Rights, and Buyer shall ensure that all such expenses are reimbursed to the University in accordance with the terms of its UCSD License Agreement; and

(c)	any other Patent Costs that are required to be reimbursed under the UCSD License Agreement shall be allocated between the Parties in accordance with a written amendment to this Agreement executed by both Parties.

4.4	Enforcement and Defense of UCSD Patents. Each Party may exercise its rights and fulfill its obligations with respect to the infringement, enforcement and defense of any Patent Rights (including with respect to Invalidity Actions relating to the Patent Rights) in accordance with its respective UCSD License Agreement, and without any obligation to the other Party except as set forth in this Section 4.4. Seller may not defend or enforce any Patent Rights under its UCSD License Agreement (including but not limited to the defense of Invalidity Actions), except with the prior written consent of Buyer, which shall not be unreasonably withheld or delayed. In the event Buyer provides Seller with written consent to defend or enforce any such Patent Rights and Seller is permitted to defend or enforce the Patent Rights under its UCSD License Agreement, Seller shall defend or enforce the Patent Rights at Seller’s sole cost and expense, shall keep Buyer reasonably informed regarding matters related to its activities under this Section 4.4 and shall, without limitation:

(a)	provide (or direct its external counsel to provide) Buyer with access to copies of all material documentation and correspondence relating to the defense and enforcement so that Buyer may remain informed with respect thereto;

(b)	give Buyer reasonable opportunity to consult with Seller (or its external counsel) regarding such defense and enforcement and to comment on all relevant material matters related to defense and enforcement of the Licensed IP (particularly but not limited to such matters that may affect the Business or the Business Product) and provide input on strategy, filings and selection and use of outside counsel; and

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(c)	ensure that all comments by Buyer are reasonably considered by Seller and its counsel and shall implement any and all comments by Buyer which relate to the Business or the Business Product.

4.5	If permitted by the University, Buyer may voluntarily join Seller in the suit initiated by Seller with counsel of Buyer’s choice at Buyer’s sole cost. If necessary to maintain a lawsuit initiated by Seller, Buyer will, at Seller’s sole cost, join Seller in any infringement suit necessary to enforce Seller’s rights. Notwithstanding anything in the foregoing, Seller shall not waive, release, settle or compromise any such claim or make any admission as to Buyer or Buyer’s Affiliates, without the prior written approval of Buyer, which shall not be unreasonably withheld or delayed.

5.	Term And Termination

5.1	Term. The term of the Agreement shall commence as of the Effective Date and shall continue perpetually unless terminated in accordance with Section 5.2 or 5.3.

5.2	Termination by Buyer. Without limiting any other rights or remedies that may be available to Buyer, Buyer may terminate this Agreement upon written notice to Seller if Seller or any of its Affiliates, or any other Person acting under direction of Seller or any such Affiliate, directly or indirectly, files or takes any action to challenge any of Buyer’s or its Affiliate’s rights in the Licensed IP or any University-owned patent licensed under the UCSD License Agreements in the Territory, and Seller fails to reverse and cure the challenge to Buyer’s reasonable satisfaction within 30 days of Buyer’s notice to Seller (or if such reversal and cure cannot reasonably be accomplished within such original 30-day period, and Seller notifies Buyer in writing within such 30-day period of Seller’s intention and proposed steps to reverse and cure and thereafter diligently pursues the same, then Seller will have such additional period of time (not to exceed 60 days following expiration of the original 30-day period) as is necessary to accomplish such reversal and cure).

5.3	Termination by Seller. Seller may terminate this Agreement upon at least 90 days’ written notice to Buyer, provided that such notice shall state Seller’s reason for terminating this Agreement.

5.4	Effect of Termination. Upon termination of this Agreement for any reason:

(a)	neither Party’s obligation or liability accrued or any rights arising under this Agreement prior to such termination shall be impaired or affected;

(b)	Seller’s rights to the Licensed IP shall immediately cease;

(c)	at Buyer’s option, Seller shall destroy or deliver to Buyer any of Buyer’s Confidential Information in Seller’s or its Sublicensees’ possession or control, including written and electronic records (and copies thereof) that contain Confidential Information of Buyer or the Licensed IP and materials that are based on or use or incorporate any Confidential Information of Buyer or the Licensed IP, and certify to Buyer that it has complied with this Section 5.4(c); and

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(d)	Sections 1.2, 1.3(b), 1.3(d), 1.7, 1.8, 2.1, 2.2 and 4 to 8 (inclusive) shall survive any termination of this Agreement.

6.	Confidentiality

6.1	Definition. “Confidential Information” means any and all non public information or other confidential or proprietary information disclosed by or on behalf of Buyer to Seller, whether orally or in writing, that is either: (a) conspicuously marked or otherwise identified as confidential or proprietary at the time of disclosure; or (b) should reasonably be understood by Seller to be confidential based upon the nature of the information disclosed or the circumstances of the disclosure. Confidential Information includes the Licensed IP.

6.2	Nonuse and Nondisclosure. Seller shall not: (a) use any Confidential Information other than for the purpose of exercising its rights under the License Grant; or (b) disclose any Confidential Information to any third party. Seller shall take all reasonable precautions to prevent any unauthorized disclosure of Confidential Information, at least by exercising no less than the same degree of care as Seller exercises with respect its own proprietary and confidential information. If Seller receives a subpoena or other validly issued administrative or judicial process requesting Confidential Information, it will, to the extent legally permissible, promptly notify Buyer, and provide reasonable assistance to Buyer to object to, oppose, squash or otherwise limit the subpoena or process.

7.	Liability

7.1	Disclaimer. SELLER ACKNOWLEDGES AND AGREES THAT THE LICENSED IP IS LICENSED “AS IS” WITHOUT ANY WARRANTY, EXPRESS OR IMPLIED. BUYER DISCLAIMS AND SHALL NOT BE LIABLE FOR ANY WARRANTIES, REPRESENTATIONS, GUARANTEES, COVENANTS AND OBLIGATIONS OF ANY KIND OR NATURE, WHETHER EXPRESS OR IMPLIED, INCLUDING THOSE RELATING TO THE USEFULNESS, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT, VALIDITY, PERFORMANCE, MARKETABILITY OR TITLE OF THE LICENSED IP OR SELLER’S EXERCISE OF ITS RIGHTS UNDER THIS AGREEMENT. SELLER ASSUMES THE ENTIRE RISK AND RESPONSIBILITY FOR THE SAFETY, EFFICACY, PERFORMANCE, DESIGN, MARKETABILITY, TITLE, AND QUALITY OF ALL PRODUCTS WHICH PRACTICE OR USE THE LICENSED IP (OTHER THAN ANY PRODUCTS OF BUYER OR BUYER’S OTHER LICENSEES OR ANY USE OF THE LICENSED IP BY BUYER OR ITS OTHER LICENSEES). Seller hereby covenants not to sue Buyer or its Affiliates with respect to any of the matters which are disclaimed by Buyer in this Section 7.1.

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7.2	Limitation of Liability. In no event shall Buyer or its Affiliates be responsible or liable for any indirect, special, punitive, incidental, or consequential damages or lost profits, lost business, lost reputation, lost opportunity, or intellectual property infringement to Seller, regardless of legal theory.

7.3	Application. The disclaimers and limitations in this Section 7 apply even though Buyer or its Affiliates may have been advised of the possibility of the relevant loss or damage.

7.4	Indemnification. Seller shall, and will require its Sublicensees (including distributors) to, indemnify, hold harmless, and defend Buyer and its Affiliates, and each of their officers, employees, sublicensees, distributors, customers, representatives and agents, against any and all claims, suits, losses, damages, costs, fees, and expenses, including any indirect, special, punitive, incidental, or consequential damages, and any profits, lost business or lost opportunity, regardless of legal theory, in connection with: (a) Seller’s exercise of its rights under this Agreement; (b) the New Products or Ex-America Products; (c) Seller’s breach of this Agreement; or (d) any act or omission by Seller, any Licensed Distributor or any Person acting under Seller’s control that results in: (i) a material reduction of Buyer’s ability to use, design, develop, manufacture, use, import, export, offer for sale, sell, license, reproduce, distribute, or otherwise exploit or commercialize any Business Product; (ii) the withdrawal or any adverse effect on any IND, NDA, clinical trial or other product registration; (iii) Buyer or its Subsidiaries to be in breach or violation of any condition under any IND, NDA, clinical trial or other product registration or any Laws applicable to the Business Product; or (iv) any Governmental Authority commencing or threatening an investigation, audit, Action, suit, hearing, charge, claim, demand, notice or other proceeding (each, an “Indemnified Claim”). Nothing is indemnified if Seller is merely providing a regulatory agency with information regarding an adverse event. Without limiting the foregoing obligations of Seller, where an Indemnified Claim is asserted by a third party, Buyer will have the right at its option, to have sole control over the defense, settlement, compromise, admission, or acknowledgment of the Indemnified Claim, or to request that Seller undertake the defense, settlement, compromise, admission, or acknowledgment of the Indemnified Claim. If Buyer notifies Seller that Buyer shall have sole control over the defense, settlement, compromise, admission, or acknowledgment of the Indemnified Claim, Seller shall at Seller’s own cost and expense, provide all assistance as requested by Buyer. If Buyer requests that Seller undertakes the defense, settlement, compromise, admission, or acknowledgment of the Indemnified Claim, Seller shall immediately comply with such request, keep Seller reasonably informed of the progress of the Indemnified Claim (including providing all information as requested by Buyer) and allow Buyer to reasonably participate, at Buyer’s sole cost and expense, in such defense, settlement, compromise, admission, or acknowledgment using counsel of Buyer’s choice. Notwithstanding anything in the foregoing, Seller shall not waive, release, compromise or settle any Indemnified Claim that may adversely affect Buyer in any manner, without Buyer’s prior written approval.

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8.	Miscellaneous

8.1	Compliance with Laws. Seller shall comply with all Legal Requirements, including all applicable United States and foreign laws with respect to the transfer of New Products and Ex-America Products and related technical data to foreign countries, including the International Traffic in Arms Regulations and the Export Administration Regulations, in the exercise of its rights and fulfillment of its obligations under this Agreement.

8.2	Right to Injunction. Seller acknowledges that the Licensed IP possesses special, unique and extraordinary characteristics which could make difficult the assessment of monetary damages, which Buyer could sustain due to a breach or threatened breach by Seller of this Agreement, such as Seller’s unauthorized use of the Licensed IP or the Confidential Information. Seller recognizes and acknowledges that such unauthorized activities or breaches of obligations could cause irreparable injury to Buyer and specifically agrees that injunctive and other equitable relief is appropriate in the event of a breach or threatened breach by Seller of this Agreement. Such equitable relief shall not be exclusive of or in lieu of any other remedies available to Buyer. Buyer’s pursuit of equitable remedies hereunder shall not be deemed to be an election of remedies by Buyer. Seller agrees to waive any requirement for the security or posting of any bond in connection with such remedy.

8.3	Entire Agreement. This Agreement together with the Transaction Documents constitutes the entire agreement between Seller and Buyer in relation to the subject matter set forth herein. Any prior agreements, letters of intent, term sheets or understandings among Seller and Buyer, and any representations or statements made by or on behalf of Buyer or any of its Affiliates to Seller, whether written or oral, with respect to the subject matter of this Agreement are superseded to the extent not expressly included in this Agreement or the APA.

8.4	Assignment. Seller shall not assign, transfer, or delegate any of its obligations under this Agreement, in whole or in part, without Buyer’s prior written consent. Any attempt to assign, transfer, or delegate in breach of the foregoing assignment shall be null and void and of no force or effect. Buyer may assign this Agreement at any time and Seller hereby agrees to any such assignment.

8.5	Counterparts. This Agreement may be executed in multiple counterparts and by facsimile or other means of electronically imaging a signature, each of which, when taken together, shall constitute one and the same instrument.

8.6	Relationship of Parties. The Parties are independent contractors. There is no relationship of principal to agent, master to servant, employer to employee, or franchiser to franchisee between the Parties. Neither Party has the authority to bind the other or incur any obligation on its behalf.

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8.7	Incorporation by Reference and Notices to Seller. Sections 1, 9.1, 9.3, 9.5, 9.8, 9.10, 9.11, 9.13, 9.14 and 9.15 of the APA are hereby incorporated into this Agreement by reference; provided that, for purposes of providing any notice, request instruction or other document to be given hereunder to Seller, a copy thereof shall be provided, in addition to the Persons set forth in Section 9.1, to: Porzio Bromberg & Newman in DC. Attention: Scott Chambers, Facsimile: (202) 517-6322, email: SAChambers@pbnlaw.com.

Signature Page follows

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Execution Version	Exhibit 10.3

IN WITNESS WHEREOF, the Parties have caused their duly authorized representatives to execute this Agreement as of the Effective Date.

Navidea Biopharmaceuticals, Inc.		Cardinal Health 414, LLC

By:	/s/ Jed Latkin	By:	/s/ Tiffany Olson
	Name: Jed Latkin		Name: Tiffany Olson
	Title: Interim Chief Financial Officer/ Chief Operating Officer		Title: President- Nuclear Pharmacy Services